Exhibit 99.1

Aspira Women’s Health Reports Second Quarter 2021 Financial Results

Total Revenue Increased 141% to $1.8 million; OVA1 Volume Grew 85% to 4,553 Accessions

New Publication Demonstrates OVA1 Superiority to Standard of Care

Expanded Access of OVA1 Through AIM Specialty Health

Conference Call and Webcast Today at 4:30 p.m. ET

AUSTIN, Texas — August 12, 2021 — Aspira Women’s Health Inc. (“Aspira”) (Nasdaq: AWH), a bio-analytical based women’s health company focused on gynecologic disease, today reported its financial results for the second quarter ended, June 30, 2021.

“We are pleased with the volume growth in our products as the economy has somewhat emerged from COVID-19 restriction as well as with the advancement of our preparations for our fourth quarter 2021 launch of OVASight” indicated Valerie Palmieri, Chief Executive Officer.  “We are making positive progress on our product collaboration with the Dana Farber Cancer Institute as we disclosed in the first quarter of 2021. We have also continued to have a positive dialogue with the FDA regarding our planned EndoCheck product.”

Recent Corporate Highlights

•

Coverage for OVA1® in the AIM Specialty Health Laboratory Medicine Clinical Guidelines
The Company’s OVA1 test, a pelvic mass risk assessment for ovarian cancer, is now considered medically necessary according to AIM Specialty Health’s Clinical Appropriateness Guidelines. AIM is a member of the Anthem Blue Cross Blue Shield family of companies and promotes optimal care through the use of evidence-based clinical guidelines and real-time decision support for both providers and their patients.  AIM is a wholly owned subsidiary of Anthem, Inc., serving more than 50 million members across 50 states, D.C., and US territories.

•	Publication demonstrates OVA1 superiority versus Standard of Care

A paper has been published in a special ovarian cancer edition of Diagnostics entitled “Salvaging detection of early-stage ovarian malignancies when CA125 is not informative.”   In a retrospective study of 2,305 patients, OVA1 detected over 50% of ovarian malignancies in premenopausal women that CA125 would have missed. OVA1 also correctly identified 63% of early-stage cancers missed by CA125.  This paper further validates and supports the superior early-stage detection of ovarian cancer versus the current standard of care in a large population.

•	Released Analytical and Initial Clinical Validation Performance for OVASight at ASCO 2021

OVASight (MIA3G) is the Company’s third-generation OVA technology and is a laboratory-developed, blood-based pelvic mass risk assessment test for ovarian cancer in a low prevalence population. It was developed to increase specificity, maintain high sensitivity with early-stage disease, and allow for conservative management of suspected benign masses in women. A total of 596 samples collected from real-world patients were used to validate the OVASight diagnostic algorithm. Validation data demonstrated 89% specificity, 91% sensitivity and a negative predictive value of 99.6% in a low prevalence population (3.8%). In addition, overall sensitivity as well as sensitivity in early-stage disease were significantly better than assessing risk with CA-125 alone.

•	Expansion of Leadership Team

In May 2021, Laura McPadden joined the Company as Head of People and Culture. Laura joined us with over 25 years of experience leading human resources and talent engines and providing strategic guidance for employee relations, performance management, talent acquisition and organizational design.

Capital Resources

•

Effective May 27, 2021, the United States Small Business Administration confirmed the waiver of Aspira’s repayment of the $1,005,767 Payroll Protection Plan loan issued to the Company on May 1, 2020.  The Company recognized a gain on forgiveness of debt of $1,005,767 and reduced long- and short-term indebtedness by the same amount.

Financial Highlights

•	Quarter over Quarter Results – Second Quarter of 2021 versus Second Quarter of 2020:
o	Total product and genetics revenue increased 142% to $1,797,000 up from $743,000
o	Total product and genetics volumes increased 88% to 4,708 units up from 2,506 units
•	Quarter over Quarter Results – Second Quarter 2021 versus First Quarter 2021:
o	Total product and genetics revenue increased 20% to $1,797,000 up from $1,496,000 in the first quarter of this year.
o	Total product and genetics volumes increased 19% to 4,708 units up from 3,950 units in the first quarter of this year.

Highlights Second Quarter 2021 vs. Second Quarter 2020:

•	Product revenue was $1,718,000 for the three months ended June 30, 2021, compared to $726,000 for the same period in 2020, an increase of 137%.
•	The number of OVA1plus tests performed increased 85% to 4,553 OVA1plus tests during the three months ended June 30, 2021, compared to 2,458 OVA1plus tests for the same period in 2020.
•

The revenue per OVA1plus test performed increased to approximately $377 compared to $295 for the same period in 2020, an increase of 28%.  This increase was primarily driven by an increase in payments by contracted payers and improved collections

•	Gross profit margin for OVA1plus was 52% in the second quarter compared to 37% in the second quarter of 2020.
•

Research and development expenses for the three months ended June 30, 2021, increased by $1,091,000, or 287%, compared to the same period in 2020. This increase was primarily due to clinical utility and product development costs related to OVASight, our third-generation product, as well as investments in bioinformatics, Aspira Synergy and consulting expenses associated with EndoCheck regulatory clearance.

•

Sales and marketing expenses for the three months ended June 30, 2021, increased by $2,285,000, or 132%, compared to the same period in 2020. This increase was primarily due to increased personnel and consulting costs.

•

General and administrative expenses for the three months ended June 30, 2021, increased by $1,413,000, or 76%, compared to the same period in 2020. This increase was primarily due to an increase in stock compensation expenses, headcount, and personnel expenses.

•

We ended the second quarter with approximately $53.0 million in cash.  Cash used in operations in the second quarter of 2021 was $6.5 million compared to $3.4 million in the second quarter of 2020. This increase was across all elements of operating expenses but primarily employment costs and travel and entertainment as commercial travel in the prior year was depressed due to COVID-19 pandemic related travel restriction.

Highlights of Second Quarter 2021 vs. First Quarter 2021:

•	Product revenue was $1,718,000 for the three months ended June 30, 2021, compared to $1,416,000 for the first quarter of 2021, an increase of 21%.
•	The number of OVA1plus tests performed increased 21% to 4,553 OVA1plus tests during the three months ended June 30, 2021, compared to 3,775 OVA1plus tests for the first quarter of 2021.
•

The revenue per OVA1plus test performed increased to approximately $377 compared to $375 for the first quarter of 2021, an increase of 1%.  This increase was primarily driven by an increase in payments by contracted payers.

•

Gross profit margin for OVA1plus was 52% in the second quarter compared to 54% in the first quarter of 2021. The decrease was driven primarily by non-recurring costs associated with a switch in our kit assembly vendor.

•

Research and development expenses for the three months ended June 30, 2021, increased by $599,000, or 69%, compared to the first quarter of 2021. This increase was primarily due to clinical utility and product development costs related to OVASight, as well as investments in bioinformatics, Aspira Synergy and consulting expenses associated with EndoCheck regulatory clearance.
•

Sales and marketing expenses for the three months ended June 30, 2021, increased by $910,000, or 29%, compared to the first quarter in 2021. This increase was primarily due to increased personnel and consulting costs.

•

General and administrative expenses for the three months ended June 30, 2021, increased by $770,000, or 31%, compared to the first quarter 2021. This increase was primarily due to an increase in headcount and personnel expenses, as well as stock compensation expenses.

•

We ended the second quarter with approximately $53.0 million in cash.  Cash used in operations in the second quarter of 2021 was $6.5 million compared to the first quarter of 2021 of $5.2 million. The increase was primarily driven by new hires and consultants, marketing and promotional activities as well as research and development spending focused on EndoCheck.

Conference Call and Webcast

Aspira will host a call today at 4:30 p.m. Eastern Time to discuss results followed by a question-and-answer period.

Domestic:	877-407-4018
International:	201-689-8471
Conference ID:	1372054
Webcast:	http://public.viavid.com/index.php?id=145272

         About Aspira Women’s Health Inc.

Aspira Women’s Health Inc. (formerly known as Vermillion, Inc., Nasdaq: VRML) is transforming women’s health with the discovery, development, and commercialization of innovative testing options and bio-analytical solutions that help physicians assess risk, optimize patient management, and improve gynecologic health outcomes for women.  Aspira Women’s Health is particularly focused on closing the ethnic disparity gap in ovarian cancer risk assessment and developing solutions for pelvic diseases such as pelvic mass risk assessment and endometriosis. OVA1plusTM combines our FDA-cleared products, OVA1® and OVERA®, to detect risk of ovarian malignancy in women with adnexal masses. Aspira GenetiXTM testing offers both targeted and more comprehensive genetic testing options with a gynecologic focus.  With over 10 years of expertise in ovarian cancer risk assessment, Aspira Women’s Health is delivering a portfolio of pelvic mass products over a patient’s lifetime with our cutting-edge research. The next generation of products in development are OVASightTM and EndoCheckTM.  Visit our website for more information at www.aspirawh.com.

Forward-Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated expenses. These statements involve a number of risks and uncertainties.  All statements other than statements of historical facts contained in this press release are forward-looking statements. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including those described in the section entitled “Risk Factors” in Aspira’s Annual Report on Form 10-K for the year ended December 31, 2020. The events and circumstances reflected in Aspira’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.  Aspira expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

Investor Relations Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

Tel 617-535-7742

Aspira Women’s Health Inc.

Condensed Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$52,993	$16,631
Accounts receivable	1,073	865
Prepaid expenses and other current assets	740	1,077
Inventories	101	30
Total current assets	54,907	18,603
Property and equipment, net	546	583
Right-of-use assets	376	406
Other assets	-	13
Total assets	$55,829	$19,605
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,436	$1,103
Accrued liabilities	3,900	3,618
Current portion long-term debt	199	645
Short-term debt	204	611
Lease liability	52	23
Total current liabilities	5,791	6,000
Non-current liabilities:
Long-term debt	2,818	3,477
Lease liability	382	409
Total liabilities	8,991	9,886
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.001 per share, 150,000,000 shares authorized at June 30, 2021 and December 31, 2020; 112,058,034 and 104,619,876 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	112	105
Additional paid-in capital	499,786	449,680
Accumulated deficit	(453,060)	(440,066)
Total stockholders’ equity	46,838	9,719
Total liabilities and stockholders’ equity	$55,829	$19,605

Aspira Women’s Health Inc.

Condensed Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue:
Product	$1,718	$726	$3,134	$1,911
Genetics	79	17	159	42
Service	2	3	2	13
Total revenue	1,799	746	3,295	1,966
Cost of revenue(1):
Product	825	458	1,473	1,123
Genetics	278	131	523	261
Service	-	4	-	9
Total cost of revenue	1,103	593	1,996	1,393
Gross profit	696	153	1,299	573
Operating expenses:
Research and development(2)	1,471	380	2,343	775
Sales and marketing(3)	4,018	1,733	7,126	3,848
General and administrative(4)	3,279	1,866	5,788	3,576
Total operating expenses	8,768	3,979	15,257	8,199
Loss from operations	(8,072)	(3,826)	(13,958)	(7,626)
Interest income (expense), net	3	1	(21)	9
Other income (expense), net	995	(6)	985	80
Net loss	$(7,074)	$(3,831)	$(12,994)	$(7,537)
Net loss per share - basic and diluted	$(0.06)	$(0.04)	$(0.12)	$(0.08)
Weighted average common shares used to compute basic and diluted net loss per common share	111,958,928	98,123,789	110,311,666	97,707,904
Non-cash stock-based compensation expense included in cost of revenue and operating expenses:
(1) Cost of revenue	$53	$28	$87	$53
(2) Research and development	94	1	120	1
(3) Sales and marketing	337	43	476	85
(4) General and administrative	798	369	1,088	571